EXHIBIT 99

INVATEC ACQUIRES CYPRESS INDUSTRIES

HOUSTON, TEXAS March 5, 1998 Innovative Valve Technologies, Inc. (Nasdaq: IVTC) continues to broaden the range of its services for industrial valves and related process-system components and expand its service delivery network with the acquisition of Cypress Industries, Inc., of Schaumburg, IL. Cypress comprises three businesses:

    o Continental Field Machining, a premier U.S. provider of industrial field machining services.

    o VR-TESCO, a provider of shop and field valve repair, specialized welding, and other related services.

    o Plant Maintenance Engineering, a remanufacturer of babbit bearings used in heavy industrial equipment.

Cypress Industries' revenue totaled $20 million in 1997. Terms of the transaction were not disclosed.

"The Cypress companies will simultaneously strengthen Invatec's market position in the Midwest by expanding our nationwide service offerings to our core customer base that includes power and other utilities, refining, petrochemical and chemical plants, pulp and paper mills, steel mills and other industrial facilities," said Charles F. Schugart, Senior Vice President and Chief Financial Officer of Invatec.

"These services, field machining and high-alloy welding, are naturally complementary to the services provided by the other Invatec companies, and will allow our companies to expand their field repair services to large and specialized industrial valves," said Schugart. "From our customers' perspective, Invatec will be able to reduce the number of contractors whose work must be coordinated during critical plant outages and turnarounds."

The acquisition gives Cypress immediate access to Invatec's nationwide sales network for its highly specialized services, Schugart explained.

Since completing its initial public offering in October 1997, Invatec has acquired five related businesses, increasing the Company's annualized revenue run rate to approximately $145 million. With headquarters in Houston and 47 locations throughout North America, Invatec is a leading provider of comprehensive repair and distribution services for industrial valves and related process system components.

NOTE: Certain statements discussed in this press release (including those related to acquisitions) may be deemed to be forward-looking statements that involve significant risks and uncertainties. Although Invatec believes that such statements are based upon reasonable assumptions, there can be no assurance that actual results will not differ materially from those expressed or implied in the forward-looking statements.